Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated June 6, 2022
Relating to Preliminary Prospectus Supplement dated June 6, 2022 to Prospectus dated February 25, 2021
Registration No. 333-235474

HP Inc.
4.750% notes due 2028

Issuer:	HP Inc.
Title of Securities:	4.750% notes due 2028 (the “2028 Notes”)
Anticipated Ratings(1):	Baa2 (Moody’s)/ BBB (S&P)/ BBB+ (Fitch)
Trade Date:	June 6, 2022
Settlement Date	June 21, 2022 (T+10)
Maturity Date	January 15, 2028
Principal Amount:	$900,000,000
Interest Rate:	4.750% per annum
Benchmark	UST 2.625% due May 31, 2027
Benchmark Yield	3.032%
Spread to Benchmark	+175 Basis Points
Reoffer Yield	4.782%
Price to Public (Issue Price):	99.841%
Interest Payment Dates:	Semiannually; January 15 and July 15 of each year, commencing January 15, 2023 (subject to the following business day convention).
Method of Calculation:	30/360

Optional Redemption:
At any time prior to December 15, 2027 (one month prior to maturity), make-whole redemption at Treasury Rate plus 30 basis points. On or after December 15, 2027 (one month prior to maturity), redemption at par.

Special Mandatory Redemption:
In the event that (x) the Poly Acquisition (as defined in the preliminary prospectus supplement dated June 6, 2022 (the “Preliminary Prospectus Supplement”)) is not consummated on or prior to June 26, 2023 or (y) the Transaction Agreement (as defined in the Preliminary Prospectus Supplement) is terminated without the Poly Acquisition being consummated, the Issuer will be required to redeem all of the outstanding 2028 Notes at a redemption price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to (but excluding) the redemption date.

CUSIP/ISIN Nos.:	40434L AM7 / US40434LAM72
Denominations	$2,000 X $1,000
Joint Book Running Managers:	Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Wells Fargo Securities, LLC BNP Paribas Securities Corp. BofA Securities, Inc. HSBC Securities (USA) Inc.
Co-Managers
Citigroup Global Markets Inc.
MUFG Securities Americas Inc.
Santander Investment Securities Inc.
U.S. Bancorp Investments, Inc.
ING Financial Markets LLC
SG Americas Securities, LLC
Standard Chartered Bank
Credit Agricole Securities (USA) Inc.
Credit Suisse Securities (USA) LLC
Loop Capital Markets LLC
Academy Securities, Inc.
Mischler Financial Group, Inc.
Samuel A. Ramirez & Company, Inc.
Siebert Williams Shank & Co., LLC

(1)	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

5.500% notes due 2033

Issuer:	HP Inc.
Title of Securities:	5.500% notes due 2033 (the “2033 Notes”)
Anticipated Ratings(1)	Baa2 (Moody’s)/ BBB (S&P)/ BBB+ (Fitch)
Trade Date:	June 6, 2022
Settlement Date:	June 21, 2022 (T+10)
Maturity Date	January 15, 2033
Principal Amount:	$1,100,000,000
Interest Rate:	5.500% per annum
Benchmark	UST 2.875% due May 15, 2032
Benchmark Yield	3.034%
Spread to Benchmark	+250 Basis Points
Reoffer Yield	5.534%
Price to Public (Issue Price):	99.725%
Interest Payment Dates:	Semiannually; January 15 and July 15 of each year, commencing January 15, 2023 (subject to the following business day convention).
Method of Calculation:	30/360
Optional Redemption:
At any time prior to October 15, 2032 (three months prior to maturity), make-whole redemption at Treasury Rate plus 40 basis points. On or after October 15, 2032 (three months prior to maturity), redemption at par.

Special Mandatory Redemption:
In the event that (x) the Poly Acquisition (as defined in Preliminary Prospectus Supplement) is not consummated on or prior to June 26, 2023 or (y) the Transaction Agreement (as defined in the Preliminary Prospectus Supplement) is terminated without the Poly Acquisition being consummated, the Issuer will be required to redeem all of the outstanding 2033 Notes at a redemption price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to (but excluding) the redemption date.

CUSIP/ISIN Nos.:	40434L AN5 / US40434LAN55
Denominations	$2,000 X $1,000
Joint Book Running Managers:	Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Wells Fargo Securities, LLC BNP Paribas Securities Corp. BofA Securities, Inc. HSBC Securities (USA) Inc.
Co-Managers
Citigroup Global Markets Inc.
MUFG Securities Americas Inc.
Santander Investment Securities Inc.
U.S. Bancorp Investments, Inc.
ING Financial Markets LLC
SG Americas Securities, LLC
Standard Chartered Bank
Credit Agricole Securities (USA) Inc.
Credit Suisse Securities (USA) LLC
Loop Capital Markets LLC
Academy Securities, Inc.
Mischler Financial Group, Inc.
Samuel A. Ramirez & Company, Inc.
Siebert Williams Shank & Co., LLC

(1)	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the related prospectus supplement if you request it by calling Goldman Sachs & Co. LLC toll free at 1-866-471-2526; J.P. Morgan Securities LLC at (212) 834-4533, or Wells Fargo Securities, LLC at (800) 645-3751.

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